Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of CBS Radio Inc. of our report dated June 3, 2016, except with respect to our opinion on the consolidated financial statements, and financial statement schedule, which appears in such Registration Statement, insofar as it relates to the effects of the reorganization of entities under common control and the effects of disclosing earnings per share information as discussed in Note 1, as to which the date is November 18, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 22, 2016